                              CONSULTING AGREEMENT

         CONSULTING AGREEMENT, effective as of the 1st day of October, 1998, between FORWARD INDUSTRIES, INC., a New York corporation with offices at 400 Post Avenue, Westbury, New York 11590 (the "Company"), and THEODORE H. SCHIFFMAN, residing at 124 Broadway, Lawrence, New York 11559 ("Consultant").

         Consultant had been rendering services to the Company pursuant to an employment agreement effective as of September 30, 1997 and expiring September 30, 2000, subject to a five-year consulting period (the "Prior Agreement").

         The Company desires to terminate the Prior Agreement and engage Consultant to perform consulting services for the Company, and Consultant desires to perform such services, on the terms and conditions hereinafter set forth.

         1. Termination of Prior Agreement

         The Prior Agreement is hereby terminated and shall be of no further force and effect, and the terms and conditions of this Agreement supersede the terms and conditions of the Prior Agreement. The Company has no remaining obligations under the Prior Agreement.

         2. Services; Term

         Consultant hereby agrees to provide his services as a consultant to the Company with respect to matters relating to the management of the Company for a period of five (5) years commencing on the date hereof and terminating on September 30, 2003. The period covered by this Agreement is referred to herein as the "Term". Consultant shall retain the title of Chairman of the Board for the first six months of this Agreement and shall be Chairman Emeritus for the balance of the Term. Consultant shall provide the services required of him hereunder as and when they shall be reasonably requested by the Company.

         3. Consulting Fee; Severance Payment

         (a) During the Term, the Company shall pay Consultant at the rate of $200,000 per annum (the "Consulting Fee") (payable in equal installments in accordance with the then prevailing practices of the Company, but in no event less frequently than monthly), subject to adjustment upon terms agreed upon by the Company and Consultant. Payments to Consultant as herein provided shall constitute payment in full for Consultant's services rendered pursuant to this Agreement. Without limiting the foregoing, Consultant acknowledges and agrees that all applicable federal, state and local payroll taxes and other like charges relating to payments received by Consultant pursuant to this Agreement are Consultant's sole responsibility. In addition, Consultant shall repay all outstanding loans due to the Company out of his Consulting Fee during the Term.

         (b) In addition, Consultant shall receive a severance payment in exchange for the termination of the Prior Agreement and for the services to be rendered hereunder in the amount of $350,000, of which $200,000 is payable on January 1, 1999 and $150,000 is payable on the 15-month anniversary thereof.

         (c) All stock options owned by Consultant shall be repriced at an exercise price of $1.10 per share as of the date hereof.

         4. Benefits

         (a) Consultant shall be entitled to participate in any retirement, disability, medical, pension, profit sharing, group insurance, or any other plan or arrangement, or in any other benefits now or hereafter generally available to executives of the Company.

         (b) If the Consultant dies during the Term, the salary provided for in Paragraph 3(a) will be paid to the end of the month in which the death occurs. Thereafter, if the Company is the recipient of at least $1,000,000 of insurance on the life of Consultant, the Company will pay to the Consultant's Widow (the "Widow") or, if the Consultant's spouse has pre-deceased him, to the Consultant's estate, a monthly death benefit of $10,000, payable on the first day of each month during the 10 year period following the date of the Consultant's death, commencing with the first calendar month following the month in which the Consultant died; if the Widow dies prior to the end of such 10 year period, then after the Widow's death, such monthly payments will be made to the Widow's estate for the balance of such 10 year period. If the Company is not the recipient of at least $1,000,000 of insurance on the life of the Consultant, such monthly death benefits will be paid for a period of three years, followed by monthly death benefits of $5,000 for seven years; if the Widow dies prior to the end of such 10-year period, then, upon the Widow's death, such payments shall cease. In addition, upon such death of Consultant, the Company shall procure medical insurance for the Widow comparable to that received by executives of the Company until she reaches the age of 65. Payments will be made by mail to the recipient at such address as the recipient may designate in writing to the Company from time to time.

         5. Expenses

         (a) The Company shall reimburse Consultant for all reasonable out-of-pocket expenses for such items of travel, business entertainment and miscellaneous expenses as may be reasonably incurred by him in connection with the performance of his services hereunder and in accordance with the prevailing Company procedure, as such practices may be changed from time to time by the Board. In addition, in recognition of Consultant's need for an automobile for business purposes, the Company will provide Consultant during the Term with an automobile, and shall reimburse Consultant, on a dollar for dollar basis, for all reasonable expenses incurred by Consultant in connection therewith including, without limitation, all maintenance, repairs, insurance and costs incident thereto, all comparable to those presently provided to Consultant by the Company.

         (b) The Company shall pay the fees and expenses of legal counsel for Consultant for services rendered in connection with the preparation of this Agreement.

         6. Termination

         This Agreement may be terminated prior to the end of the Term by the Company if (i) Consultant shall willfully commit any act or omit to take any action in bad faith or to the material detriment of the Company, or (ii) Consultant shall breach this Agreement in any material respect. In the event that this Agreement is terminated in accordance with this Paragraph 6, the Company shall have no further obligation to Consultant under this Agreement after the date of such termination, except that Consultant shall be entitled to receive any consideration to which he is entitled pursuant to Paragraph 3 thereof which has accrued and has not been paid up to and including the date of termination. Consultant's death or incapacity at any time during the Term to render such consulting services hereunder or death will not affect the Company's obligation to pay compensation pursuant to Section 3 hereof, provided, however, the Company may, at its option, purchase insurance to cover the costs of such obligations. Notwithstanding anything to the contrary contained in Section 2 above, Consultant shall not be required to attend at the Company's offices in Westbury, New York or at any other place designated by the Company in order to be entitled to any consultive compensation, and Consultant may, at his sole option, render any such services from his residence.

         7. Non-Competition and Trade Secrets

         (a) Confidentiality and Work Product. During the Term and thereafter without limitation of time, Consultant shall not knowingly divulge, furnish, or make available to any third person, company, corporation or other organization (including but not limited to customers, competitors or government officials), except in the course of performing his duties as a Consultant hereunder or with the Company's prior written consent or as may be provided by applicable law, rules or regulations, trade secrets or other confidential information concerning the Company, its subsidiaries or affiliates or the business of any of the foregoing, including without limitation, confidential methods of operation and organization and confidential sources of supply and customer lists, but Consultant may make disclosures as required by applicable law or orders without prior written notice to the Company. For purposes of this Paragraph 7, information shall not be deemed confidential if it (i) is within the public domain, or (ii) becomes publicly known other than through disclosure by Consultant in violation of this provision.

         (b) Non-Competition. During the Term and for a period of three (3) years thereafter, Consultant agrees not to directly or indirectly, own, control, manage, operate, participate or invest in, including, but not limited to, as an officer, director, shareholder, employee, consultant, agent, or otherwise be connected with, in any manner, any business, enterprise or venture which is engaged in the business of manufacturing and/or distributing of carrying cases supplied to the cellular telephone, home medical equipment, laptop computer, photography, video or audio industries and any other business engaged in by the Company during the Consultant Term, except that nothing in this subparagraph shall be deemed to prohibit Consultant from the acquisition or holding of, solely as a passive stockholder, not more than one percent (1%) of the shares or other securities of a publicly-owned corporation if such securities are traded on a national securities exchange or over-the-counter.

         (c) Solicitation. During the Term and for a period of three (3) years thereafter, Consultant agrees not to directly or indirectly solicit, employ or retain or arrange to have any other person, firm or other entity solicit, employ, retain, or otherwise participate in the employment or retention of, any person who is then, or who has been, within the preceding six (6) months, an employee, technician or engineer of the Company, its subsidiaries or affiliates.

         8. Separability

         Consultant agrees that the provisions of Paragraph 7 hereof constitute independent and separable covenants, for which Consultant is receiving consideration which shall survive the termination of the consultancy and which shall be enforceable by the Company notwithstanding any rights or remedies the Company may have under any other provision hereof.

         9. Relationship of the Parties

         Nothing contained in this Agreement shall authorize, empower or constitute Consultant as the agent of the Company in any manner; authorize or empower Consultant to assume or create any obligation or responsibility whatsoever, express or implied, on behalf of or in the name of the Company; or authorize or empower Consultant to bind the Company in any manner or to make any representation, warranty, or commitment on behalf of the Company, without the prior written consent of the Company.

         10. Notices

         Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, sent by overnight courier or facsimile transmission or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Paragraph 10). Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof; any notice sent by overnight courier shall be deemed given on the next business day after delivery to the courier; any notice sent by facsimile transmission shall be deemed given upon receipt (electronically or otherwise); and any notice delivered against receipt shall be deemed given upon receipt, except in each case for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

         11. Waiver

         Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

         12. Binding Effect; Assignment

         This Agreement shall be binding upon and inure to the benefit of the parties hereto, the successors and assigns of the Company and the assigns, heirs and personal representatives of Consultant; provided, however, that Consultant may not assign, transfer or otherwise convey any of his rights or delegate any of his duties under this Agreement without the written consent of the Company.

         13. Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles governing conflicts of law.

         14. Entire Agreement

         This Agreement represents the entire agreement with respect to the matters contemplated herein, supercedes any prior oral or written agreements or undertakings between the parties with respect to such matters and may not be modified or amended except in a writing duly executed by each of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       FORWARD INDUSTRIES, INC.

                                       By: /s/ Jerome E. Ball
                                          ---------------------------
                                           Jerome E. Ball
                                           Chief Executive Officer


                                       /s/ Theodore H. Schiffman
                                       ------------------------------
                                       Theodore H. Schiffman